EXHIBIT 99.1

Comprehensive Agreement to Deliver $300 Million in Customer Savings,

Paves Way for a More Innovative Energy Future

Eversource to sell PSNH power plants, protect employees and communities

CONCORD, New Hampshire (March 12, 2015) – As a result of months of negotiations with key state officials, Eversource Energy has agreed to sell its “Public Service of New Hampshire” (PSNH) power plants, resulting in at least $300 million in savings to its New Hampshire customers. The agreement is focused on providing customer savings and resolving other related issues currently under review by state regulators. It also includes important provisions reflecting the views of diverse parties in those pending regulatory proceedings.

“This agreement represents an opportunity to create real savings for PSNH customers, avoids protracted litigation with uncertain outcomes for all parties, and moves the operation of PSNH generating plants to competitive markets rather than remaining an ongoing ratepayer obligation. Having participated in the successful settlement with PSNH 15 years ago, I believe this settlement, while challenging to achieve, will protect customers and enhance the reliability of our electricity generating system,” said Senate Majority Leader Jeb Bradley, who led the negotiations with the Company.

Through this agreement Eversource agrees to sell its PSNH hydro facilities and fossil fuel plants, including:  Merrimack Station in Bow, which has been in operation for 55 years; Newington Station in Newington, which has been in service since 1974; and Schiller Station in Portsmouth, which has been in operation since 1952.

The sale of the plants means that customers will no longer be responsible for paying for the continued operation of the plants, and will avoid potentially costly investments to meet environmental standards.  In addition, customers will no longer pay the existing regulated rate of return on the plants.  Instead, upon the sale of the plants, Eversource will purchase energy for its New Hampshire customers in the market, consistent with all other utilities in the state and across the region.

In addition to providing savings to customers, the agreement will resolve three ongoing dockets at the N.H. Public Utilities Commission: DE 11-250, regarding recovery of the cost of the “scrubber” at Merrimack Station; and IR 13-020 and DE 14-238, which focus on Eversource’s ownership of power generation and the impact on customers and the competitive energy market.

“This agreement provides significant savings for residential ratepayers and resolves outstanding disputes without protracted litigation,” said Susan Chamberlin, Consumer Advocate.  “I look forward to working with Eversource and all stakeholders as we transition to a more innovative and fully competitive electric market that provides benefits to all ratepayers.”

The agreement contains important protections for current employees:

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Buyers must honor existing Collective Bargaining Agreements.

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Eversource commits to work in good faith with the Union regarding enhancements to employee protections.

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Buyers must agree to keep the plants in service for at least 18 months following purchase.

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Eversource will provide employee protections to non-represented affected employees.

“As New Hampshire transitions to a more competitive marketplace for electricity, we must ensure we expand opportunity for everyone, including residential ratepayers, municipalities, the business community, and workers.  This reasonably balances and recognizes all of these very important interests,” said Senator Dan Feltes.

The agreement will also provide benefits for the cities and towns where the PSNH plants are located, by providing the host communities three years of property tax stabilization payments if a plant sells for less than its assessed value.

According to the agreement, Eversource shareholders will also provide $5 million to capitalize a clean energy fund which will target investments in energy efficiency and distributed generation projects.

“I thank all members of the state team and the company for compromising to achieve a balanced agreement that provides significant benefits to the state and puts us on a path to put the current litigation behind us.  This agreement allows us to complete the electric restructuring process in a way that includes savings for ratepayers, protections for workers, environmental benefits, and stability for municipalities that host PSNH’s generating plants. We hope that by incorporating the views of the diverse parties in the pending PUC cases, the agreement will have the support of a wide range of interests,” said Meredith Hatfield, Director of the Office of Energy and Planning, who also led negotiations with the company.  “We have more work ahead of us to develop a full settlement document that reflects our agreement, but we begin it encouraged by the good faith that the parties have shown and the strong contributions they have already made.”

“The benefits of this agreement for our customers are substantial,” said Bill Quinlan, President of Eversource’s New Hampshire Operations. “They include an estimated $300 million in savings over the next five years due to the current availability of low-cost refinancing; our agreement to forego recovery of $25 million related to the Merrimack Station emission reduction ‘scrubber’; and a two-year extension of our current distribution rates, that still allows us to continue to make important electric system investments. We are also committed to ensuring that our employees are treated fairly during this transition.”

Agreement Highlights

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Sale of PSNH generation facilities: three fossil fuel and nine hydroelectric power plants

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The Company’s agreement to forego $25 million in recovery related to the scrubber at Merrimack Station

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Estimated $300 million in customer savings over five years due to low-cost securitization of stranded costs

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Continued operation of power plants for at least 18 months following sale

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Employee protections for employees affected by sale, including enhancements beyond current Collective Bargaining Agreement, subject to federal requirements

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Employee protections for non-represented employees affected by sale

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Three years of payments in lieu of taxes to power plant communities if the purchase price is less than the municipality’s assessed value of the asset

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Distribution rate freeze extension of two years, until at least July 2017

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Continuation of PSNH’s “Reliability Enhancement Program” and Enhanced Tree Trimming program, under terms of existing Distribution Rate agreement

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Establishment of Clean Energy Fund with $5 million capitalization by Eversource shareholders

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Recovery by Eversource of remaining stranded costs following sale of assets

Requirements of Agreement

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Creation and execution of a final formal settlement document, in consultation with parties to existing PUC dockets

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NH Public Utilities Commission approval of final settlement agreement

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Legislation authorizing low-cost securitization/financing of any stranded costs remaining following the sale of the PSNH power plants

PSNH Power Plants

Fossil Fuel:

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Merrimack Station, Bow. Coal. 439 MW.

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Newington Station, Newington. Oil and/or natural gas. 400 megawatts (MW).

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Schiller Station, Portsmouth. Coal or oil, two units; biomass, one unit. 150 total MW.

Hydroelectric Plants – 69 MW total

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Amoskeag Hydro, Manchester

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Ayers Island, Bristol

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Canaan Hydro, West Stewartstown

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Eastman Falls, Franklin

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Garvins Falls, Bow

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Gorham Hydro, Gorham

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Hooksett Hydro, Hooksett

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Jackman Hydro, Hillsborough

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Smith Hydro, Berlin

Parties to the Agreement

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Eversource Energy

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NH State Senators Jeb Bradley and Dan Feltes

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NH Office of the Consumer Advocate

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NH Office of Energy and Planning

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Staff of the NH Public Utilities Commission

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CONTACT:

Meredith A. Hatfield

NH Office of Energy and Planning

 (603) 271-2155

meredith.hatfield@nh.gov

Martin Murray

Eversource

603-634-2228

martin.murray@eversource.com

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